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                                                           OMB APPROVAL
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------                                            OMB Number:          3235-0362
FORM 5                                            Expires:      January 31, 2005
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                                                  hours per response ....... 1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[x] Form 3 Holdings Report
[x] Form 4 Transactions Reported
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1. Name and Address of Reporting Person*

   Diamond                            Joan                             B.
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   (Last)                            (First)                       (Middle)

   2200 E. River Road, Suite 115
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                                     (Street)

   Tucson                            Arizona                        85718
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   (City)                            (State)                        (Zip)
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2. Issuer Name AND Ticker or Trading Symbol

   Stratford American Corporation (STFA.OB)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   December 31, 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [ ] Director                          [x] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)
   [x] Form filed by One Reporting Person
   [ ] Form filed by More Than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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                          |             |             |             |                  |          |          |
                          |             |             |             |                  | 5. Amount|          |
                          |             |             |             |                  | of Secur-|          |
                          |             |             |             |   4.             | ities    |          | 7.
                          |             |             |             |   Securities     | Bene-    |          | Nature
                          |             |             |             |   Acquired (A)   | ficially | 6. Owner-| of
                          |             |             |             |   or Disposed    | Owned at | ship     | Indirect
                          |             | 2A.         |             |   of (D) (Instr. | End of   | Form:    | Bene-
                          |             | Deemed      |             |   3, 4 and 5)    | Issuer's | Direct   | ficial
                          | 2. Trans-   | Execution   | 3.          | ---------------- | Fiscal   | (D) or   | Owner-
                          | action Date | Date, if any| Transaction |       |(A)|      | Year     | Indirect | ship
1. Title of Security      | (Month/Day/ | (Month/Day/ | Code        | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                | Year)       | Year)       | (Instr. 8)  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
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Common Stock                2/20/01                        3(1)       22,500  A  $.2803  2,551,189    I           (2)
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Common Stock                4/06/01                        P4         49,500  A  $.2623  2,551,189    I           (2)
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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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            |       |        |        |       |5.       |                 |             |       | 9.      |10.   |
            |       |        |        |       |Number   |                 |             |       | Number  |Owner-|
            |       |        |        |       |of       |                 |7.           |       | of      |ship  |
            |2.     |        |        |       |Deriv-   |                 |Title and    |       | Deriv-  |of    |
            |Conver-|        |        |       |ative    |                 |Amount of    |       | ative   |Deriv-|11.
            |sion   |        |        |       |Secur-   |                 |Underlying   |       | Secur-  |ative |Nature
            |of     |        |3A.     |       |ities    |6.               |Securities   |8.     | ities   |Secur-|of
            |Exer-  |        |Deemed  |       |Acquired |Date             |(Instr. 3    |Price  | Bene-   |ity:  |In-
            |cise   |3.      |Execu-  |       |(A) or   |Exercisable and  |and 4)       |of     | ficially|Direct|direct
            |Price  |Trans-  |tion    |4.     |Disposed |Expiration Date  |-------------|Deriv- | Owned   |(D) or|Bene-
1.          |of     |action  |Date,   |Trans- |of(D)    |(Month/Day/Year) |      |Amount|ative  | at End  |In-   |ficial
Title of    |Deriv- |Date    |if any  |action |(Instr.3,|-----------------|      |or    |Secur- | of      |direct|Owner-
Derivative  |ative  |(Month/ |(Month/ |Code   |4 and 5) |Date    | Expira-|      |Number|ity    | Year    |(I)   |ship
Security    |Secur- |Day/    |Day/    |(Instr.|-------- |Exer-   | tion   |      |of    |(Instr.| (Instr. |(Instr|(Instr.
(Instr. 3)  |ity    |Year)   |Year)   |8)     |(A) | (D)|cisable | Date   |Title |Shares|5)     | 4)      |4)    |4)
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Explanation of Responses:

(1) The DRD 97 Trust, of which Ms. Diamond is a trustee, became a 10% Owner with this purchase.
(2) These shares are owned directly by The DRD 97 Trust, a 10% Owner of the issuer, of which Ms. Diamond is a trustee.

/s/ Joan B. Diamond                          2/13/03
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Joan B. Diamond                               Date
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.